Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 13, 2020	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES

PUBLIC OFFERING OF SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

AND FULL REDEMPTION OF ITS SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that it intends to make a public offering of shares of an original issuance of Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series C Preferred Stock). The Company intends to grant the underwriters a 30-day option to purchase additional shares of the Series C Preferred Stock. The Company also intends to apply to list the Series C Preferred Stock on the New York Stock Exchange.

J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Keefe, Bruyette & Woods, Inc. are acting as the joint book-running managers for the offering. Ladenburg Thalmann & Co. Inc. and JonesTrading Institutional Services LLC are acting as the co-managers for the offering.

The offering is being made pursuant to the Company’s existing shelf registration statement that has been declared effective by the Securities and Exchange Commission (“SEC”). The offering of these securities will be made only by means of a prospectus and a related prospectus supplement that should be read prior to investing. Copies of the preliminary prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, by visiting EDGAR on the SEC website at http://www.sec.gov or by contacting: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, telephone: (212) 834-4533.; RBC Capital Markets, LLC, Attention: DCM Transaction Management, Brookfield Place, 200 Vesey Street, 8th Floor, New York, New York 10281, email: rbcnyfixedincomeprospectus@rbccm.com; or Keefe, Bruyette & Woods, Inc., a Stifel Company, Attention: Capital Markets, 787 Seventh Avenue, 4th Floor, New York, New York 10019, email: USCapitalMarkets@kbw.com.

The Company plans to use the net proceeds it receives from the offering to redeem all of its outstanding Series A Cumulative Redeemable Preferred Stock (NYSE: DXPRA) (the “Series A Preferred Stock”) and for general corporate purposes, which may include, among other things, repayment of maturing obligations, capital expenditures and working capital.

As such, the Company also announced today that it will redeem all 2,300,000 of its outstanding Series A Preferred Stock, representing an aggregate liquidation value of $57.5 million, on March 14, 2020 (the “Redemption Date”). The Series A Preferred Stock will be redeemed at the redemption price of $25.00 per share, plus $0.34826 in accumulated and unpaid dividends, for an aggregate redemption price of $25.34826 per share. Dividends will cease to accrue on the Series A Preferred Stock as of the Redemption Date.

A notice of redemption and related materials have been mailed to holders of record of the Series A Preferred Stock on February 13, 2020. Series A Preferred Stock held through The Depositary Trust Company, the registered holder of all of the issued outstanding Series A Preferred Stock, will be redeemed in accordance with the applicable procedures of The Depositary Trust Company. Questions relating to the applicable notices of redemption and related materials should be directed to Computershare Trust Company, N.A., the Company’s redemption agent for the redemption of the Series A Preferred Stock (the “Redemption Agent”), at 800-546-5141. The address of the Redemption Agent is Computershare Trust Company, N.A., Attn: Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The press release also does not constitute a notice of redemption with respect to the Series A Preferred Stock.

Company Description

Dynex Capital, Inc. is an internally managed real estate investment trust which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts, including statements relating to the proposed offering, the listing of the Series C Preferred Stock on the New York Stock Exchange, the Company’s intended use of proceeds from the offering, the proposed redemption of the Series A Preferred Stock and other statements that use words such as “expect,” “intend,” “may,” “plan,” “will,” “would,” and similar terms, are “forward-looking statements” that involve risks and uncertainties including, but not limited to, general economic and market conditions. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.